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                                                             Exhibit 11


United Auto Group
Computation of per share earnings

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                                                           Three Months Ended                        Nine Months Ended
                                                             September 30,                             September 30,
                                                      1995                1996                 1995                 1996

Net income (loss)...........................      $1,082,000            $2,221,000        ($3,820,000)          $6,118,000

Weighted Average shares outstanding.........       5,695,000             9,706,000          4,636,000            8,510,000

Effect of options issued within one year of
the IPO date not included in the above
share amount based on the treasury stock
method at the assumed IPO price.............         567,000               567,000            567,000              567,000
Shares used in computing pro forma net
income (loss) per common shares.............       6,262,000            10,273,000          5,203,000            9,077,000

Pro forma net income (loss per
common share................................           $0.17               $0.22              $(0.73)              $0.67


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